Exhibit 99.1
The Empire Sports and Entertainment Announces the Departure of President, COO, and Director Greg Cohen

NEW YORK, March 30, 2011 (GLOBE NEWSWIRE) -- The Empire Sports and Entertainment Holdings Co. (OTCBB:EXCX - News), "The Empire," a promoter of entertainment and sports events, today announced the departure of Greg Cohen as the Company’s President, Chief Operating Officer and Director. As part of his departure, a portion of Mr. Cohen’s equity position, consisting of 900,000 shares of common stock, will be canceled.

Commenting on the departure, Shelly Finkel, CEO of The Empire, stated, “In the coming weeks, we intend to strengthen our board of directors by adding members that have extensive entertainment and promotional industry experience. The agreement to cancel a significant ownership block will have an immediate net positive effect on the Company’s capital structure and provide The Empire with more flexibility to retain higher quality management and directors as we strive to promote world-class sporting and entertainment events.”

About The Empire Sports and Entertainment

The Empire Sports and Entertainment, Inc. is a promoter of sports-driven promotions and entertainment events such as concerts, music festivals, pay-per-view programming, as well as other exciting events. The company is led by CEO Shelly Finkel, a legendary promoter and member of The Boxing Hall of Fame.

For more information about "The Empire," visit www.theempirese.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company and SPI set forth herein and those preceded by or that include the words "believes" "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements". Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:

Investor Contact
Seal Point Consulting, LLC
267-364-5407
Investors@sealpointconsulting.com

5